Exhibit 99.1

      Westwood Holdings Group, Inc. Reports Second Quarter 2007 Results and Announces 25% Increase in Quarterly Dividend and Special Dividend of $0.25

          Assets Under Management Rise to $6.8 Billion at June 30, 2007 and Second Quarter Earnings Per Share Increases 36% Year-over-Year

Dallas, July 26, 2007 - Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2007 second quarter revenues of $8.0 million, net income of $1.5 million and earnings per diluted share of $0.24. This compares to revenues of $6.6 million, net income of $1.0 million and earnings per diluted share of $0.18 in the second quarter of 2006. For the six months ended June 30, 2007, Westwood reported revenues of $15.3 million and net income of $3.0 million, or $0.49 per diluted share, compared to revenues of $13.2 million and net income of $2.3 million, or $0.41 per diluted share, for the same 2006 period.

Cash earnings, which we define as net income plus non-cash equity-based compensation expense, for the second quarter of 2007 were $2.8 million, when adding back $1.4 million in non-cash equity-based compensation expense, compared to $2.2 million for the second quarter of 2006, when adding back $1.2 million in non-cash equity-based compensation expense. Cash earnings per share ("Cash EPS"), which we define as cash earnings divided by diluted weighted average shares outstanding, for the second quarter of 2007 was $0.46 per diluted share compared to $0.39 per diluted share for the second quarter of 2006. Cash earnings for the six months ended June 30, 2007 were $5.2 million compared to $4.1 million for the same period in 2006, while Cash EPS for the six months ended June 30, 2007 was $0.86 per diluted share compared to $0.74 per diluted share for the same period in 2006. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

Revenues for the 2007 second quarter increased 19.9% compared to the 2006 second quarter, primarily as a result of increased average assets under management. Assets under management were $6.8 billion as of June 30, 2007, a 26.4% year-over-year increase as compared to June 30, 2006 assets under management of $5.4 billion. Average assets under management for the 2007 second quarter were $6.5 billion, an increase of 20.4% compared with $5.4 billion for the 2006 second quarter. The increase in period ending assets under management was primarily due to the market appreciation of assets under management and inflows of assets from new clients. Second quarter investment performance for all of our equity products exceeded the respective benchmarks used by our clients.

Total expenses for the 2007 second quarter were $5.7 million compared to $5.0 million for the 2006 second quarter. Cash expenses for the 2007 second quarter were $4.4 million, which excludes $1.4 million in non-cash equity-based compensation expense, compared to $3.8 million for the 2006 second quarter, which excludes $1.2 million in non-cash equity-based compensation expense. (An explanation and reconciliation of cash expenses to total expenses are included in the attached tables.) The primary driver of the increase in total expenses was higher employee compensation and benefits costs, most of which was due to an increase of approximately $236,000 in non-cash restricted stock expense due to additional restricted stock grants in July 2006 and an increase of $220,000 in incentive compensation expense due to higher pre-tax income. The other significant components of the increase in employee compensation and benefits costs were increased salary expense due to salary increases for certain employees and increased headcount.

As previously disclosed, in May 2006, our Chief Executive Officer and Chief Investment Officer received grants of performance-based restricted stock that are subject to a performance goal in order for the applicable percentage of shares to vest in any given year. The annual performance goal is set by the Compensation Committee of our Board of Directors during the first quarter of each year. The associated compensation expense related to these shares cannot be recognized until we conclude that it is probable that the performance goal will be met. During the second quarter of 2007, we reached this conclusion and, as a result, recorded $470,000 of performance-based restricted stock expense in the second quarter of 2007 related to these shares. We expect to record the same amount in the third and fourth quarters of 2007. No expense was recognized for these shares in the first quarter of 2007. The annual expense related to the vesting of these shares, which is based on the 2006 grant date fair value, would be approximately $1.4 million.

Westwood Trust contributed revenue of $2.6 million and net income of $421,000 in the 2007 second quarter, compared to revenue of $2.1 million and net income of $290,000 in the 2006 second quarter. Westwood Trust's assets under management as of June 31, 2007 were $1.7 billion, an increase of 29.8% compared to $1.3 billion as of June 31, 2006.

The WHG Funds, which now consists of five funds, WHG LargeCap Value, WHG SMidCap, WHG SmallCap Value, WHG Income Opportunity and WHG Balanced, have grown to $223 million in assets as of June 30, 2007. This represents an increase of approximately 266% compared to June 30, 2006 and 45% compared to March 31, 2007.

Westwood also announced today that its Board of Directors declared a quarterly cash dividend of $0.25 per common share, an increase of 25% from the previous quarterly dividend of $0.20 per share. The Board also declared a special cash dividend of $0.25 per share. The dividends are payable on October 1, 2007 to stockholders of record on September 14, 2007. With a quarterly dividend now at a $1.00 annual rate, we have increased our quarterly dividend per share at a compounded annual rate of over 65% since we initiated a quarterly dividend in 2002. Our dividend yield is now well above the average yield of companies in the SNL Asset Manager Index. As we have indicated over the last year, our dividend policy has evolved to place more emphasis on a higher quarterly dividend with less emphasis on special dividends to reflect the underlying growth and strengthening fundamentals of our business. The special dividend of $0.25 per share payable in October represents the return of excess cash to our stockholders. The Board will continue to periodically review our excess cash position in the future.

Brian Casey, Westwood's President & CEO commented, "In the second quarter we posted another record level of assets under management due to the continued strong performance of our products as well as several meaningful new account wins in the quarter. The list of consultant approvals of our new products is expanding and our new business opportunity pipeline is encouraging. We are especially gratified to have reached an annual rate of $1.00 per share on our quarterly dividend within five years as a public company. As we reflect back on the accomplishments we have achieved over the past five years, we would like to thank our clients for entrusting their assets to Westwood, our stockholders for their patience during the formative years and our owner-employees for their dedication and outstanding effort."

Westwood will host a conference call to discuss the 2007 second quarter results and other business updates at 4:30 p.m. Eastern time today. To listen to the conference call, dial 866-903-1348 (domestic) or 904-596-2360 (international). The conference call will also be available via webcast and can be accessed at Westwood's website, http://www.westwoodgroup.com under the Investor Relations tab. The conference call will be available for replay through August 2 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 203758.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, a family of institutional mutual funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust and custodial services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol "WHG." For more information, please visit Westwood's website at www.westwoodgroup.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," "designed," "on track," "comfortable with," "optimistic" and other similar expressions, constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturn in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; our ability to capitalize on the performance of our marketing efforts; the acceptance of our new products with our existing and new clients; changes in our dividend policy and uses of our cash; and the other risks detailed from time to time in Westwood's SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2006 and its quarterly report on Form 10-Q for the three month period ended March 31, 2007 and June 30, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                         Three months ended          Six months ended
                                                              June 30,                   June 30,
                                                       -----------------------   -----------------------
                                                          2007         2006         2007         2006
                                                       ----------   ----------   ----------   ----------
REVENUES:
   Advisory fees                                       $    5,003   $    4,311   $    9,586   $    8,490
   Trust fees                                               2,516        2,042        4,892        3,940
   Other revenues                                             438          286          832          720
                                                       ----------   ----------   ----------   ----------
     Total revenues                                         7,957        6,639       15,310       13,150
                                                       ----------   ----------   ----------   ----------

EXPENSES:
   Employee compensation and benefits                       4,266        3,730        7,975        6,921
   Sales and marketing                                        147          157          268          283
   WHG mutual funds                                            66           15          101           87
   Information technology                                     249          225          482          457
   Professional services                                      379          375          779          728
   General and administrative                                 609          520        1,125        1,014
                                                       ----------   ----------   ----------   ----------
     Total expenses                                         5,716        5,022       10,730        9,490
                                                       ----------   ----------   ----------   ----------
Income before income taxes                                  2,241        1,617        4,580        3,660
Provision for income taxes                                    768          631        1,600        1,417
                                                       ----------   ----------   ----------   ----------
Income before cumulative effect of accounting change        1,473          986        2,980        2,243
Cumulative effect of change in accounting principle,
net of income taxes of $21                                     --           --           --           39
                                                       ----------   ----------   ----------   ----------
Net income                                             $    1,473   $      986   $    2,980   $    2,282
                                                       ==========   ==========   ==========   ==========

Earnings per share:
   Basic:
     Continuing operations                             $     0.26   $     0.18   $     0.52   $     0.41
     Cumulative effect of an accounting change                 --           --           --           --
                                                       ----------   ----------   ----------   ----------
     Net income                                        $     0.26   $     0.18   $     0.52   $     0.41
                                                       ==========   ==========   ==========   ==========

   Diluted:
     Continuing operations                             $     0.24   $     0.18   $     0.49   $     0.40
     Cumulative effect of an accounting change                 --           --           --         0.01
                                                       ----------   ----------   ----------   ----------
     Net income                                        $     0.24   $     0.18   $     0.49   $     0.41
                                                       ==========   ==========   ==========   ==========


                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                    As of June 30, 2007 and December 31, 2006
               (in thousands, except par value and share amounts)


                                                                                  June 30,
                                                                                    2007          December 31,
                                                                                 (unaudited)         2006
                                                                                -------------    -------------
                                     ASSETS
Current Assets:
     Cash and cash equivalents                                                  $       3,946    $       2,177
     Accounts receivable                                                                2,754            3,111
     Investments, at market value                                                      19,349           17,933
     Deferred income taxes                                                              1,724            1,267
     Other current assets                                                                 366              465
                                                                                -------------    -------------
         Total current assets                                                          28,139           24,953
     Goodwill                                                                           2,302            2,302
     Deferred income taxes                                                                 15              214
     Property and equipment, net of accumulated depreciation of $898 and $774           1,111            1,253
                                                                                -------------    -------------
         Total assets                                                           $      31,567    $      28,722
                                                                                =============    =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable and accrued liabilities                                   $         699    $         778
     Dividends payable                                                                  1,330              996
     Compensation and benefits payable                                                  2,210            2,801
     Income taxes payable                                                                 883              689
     Other current liabilities                                                             11               10
                                                                                -------------    -------------
         Total current liabilities                                                      5,133            5,274
Deferred rent                                                                             655              713
                                                                                -------------    -------------
         Total liabilities                                                              5,788            5,987
                                                                                -------------    -------------
Stockholders' Equity:
     Common stock, $0.01 par value, authorized 10,000,000 shares, issued
     6,659,356 and outstanding 6,653,859 shares at June 30, 2007; issued and
     outstanding 6,638,525 shares at December 31,                                          67               66
     Additional paid-in capital                                                        23,141           20,289
     Treasury stock, at cost - 5,497 shares at June 30, 2007; 0 shares at
     December 31, 2006                                                                   (131)              --
     Retained earnings                                                                  2,702            2,380
                                                                                -------------    -------------
         Total stockholders' equity                                                    25,779           22,735
                                                                                -------------    -------------
Total liabilities and stockholders' equity                                      $      31,567    $      28,722
                                                                                =============    =============

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)


                                                                              For the six months
                                                                                 ended June 30,
                                                                           ------------------------
                                                                              2007          2006
                                                                           ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                              $    2,980    $    2,282
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                124           138
     Unrealized gains on investments                                              (20)         (110)
     Stock option expense                                                          --           122
     Restricted stock amortization                                              2,260         1,765
     Deferred income taxes                                                       (258)         (630)
     Cumulative effect of change in accounting principle                           --           (39)
     Excess tax benefits from stock based compensation                           (176)           (7)
     Net purchases of investments - trading securities                           (778)         (129)
     Change in operating assets and liabilities:
       Accounts receivable                                                        357            41
       Other current assets                                                       102            55
       Accounts payable and accrued liabilities                                   (79)          (94)
       Compensation and benefits payable                                         (591)       (1,173)
       Income taxes payable                                                       476           114
       Other liabilities                                                           (3)            9
                                                                           ----------    ----------
     Net cash provided by operating activities                                  4,394         2,344
                                                                           ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of money market funds - available for sale                        (3,986)       (2,775)
   Sales of money market funds - available for sale                             3,368         2,423
   Purchase of property and equipment                                             (39)          (40)
                                                                           ----------    ----------
     Net cash used in investing activities                                       (657)         (392)
                                                                           ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Purchase of treasury stock                                                    (131)           --
   Excess tax benefits from stock based compensation                              176             7
   Proceeds from exercise of stock options                                        311            72
   Cash dividends                                                              (2,324)       (1,078)
                                                                           ----------    ----------
     Net cash used in financing activities                                     (1,968)         (999)
                                                                           ----------    ----------

NET INCREASE IN CASH                                                            1,769           953
Cash and cash equivalents, beginning of period                                  2,177         1,897
                                                                           ----------    ----------
Cash and cash equivalents, end of period                                   $    3,946    $    2,850
                                                                           ==========    ==========

Supplemental cash flow information:
   Cash paid during the period for income taxes                            $    1,381    $    1,934
   Cancellation of restricted stock                                               (59)           --
   Tax benefit allocated directly to equity                                       282            37


                Reconciliation of Net Income to Cash Earnings and
                         Total Expenses to Cash Expenses
               (in thousands, except share and per share amounts)


                                                                 Three Months Ended    Three Months Ended
                                                                    June 30, 2007         June 30, 2006      % Change
                                                                 ------------------    ------------------    --------
Net Income                                                       $        1,473,000    $          986,000        49.4%
     Add:  Restricted stock expense                                       1,362,000             1,126,000        21.0
     Add:  Stock option expense                                                  --                61,000         N/A
                                                                 ------------------    ------------------    --------
Cash earnings                                                    $        2,835,000    $        2,173,000        30.5
     Diluted weighted average shares                                      6,140,425             5,566,819        10.3
Cash earnings per share                                          $             0.46    $             0.39        17.9

Total expenses                                                   $        5,716,000    $        5,022,000        13.8
     Less: Restricted stock expense                                      (1,362,000)           (1,126,000)       21.0
     Less: Stock option expense                                                  --               (61,000)        N/A
                                                                 ------------------    ------------------    --------
Cash expenses                                                    $        4,354,000    $        3,835,000        13.5%
                                                                 ==================    ==================    ========

                                                                  Six Months Ended      Six Months Ended
                                                                    June 30, 2007         June 30, 2006      % Change
                                                                 ------------------    ------------------    --------
Net Income                                                       $        2,980,000    $        2,282,000        30.6%
     Add:  Restricted stock expense                                       2,260,000             1,765,000        28.0
     Add:  Stock option expense                                                  --               122,000         N/A
     Less: Cumulative effect of change
     in accounting principle                                                     --               (39,000)        N/A
                                                                 ------------------    ------------------    --------
Cash earnings                                                    $        5,240,000    $        4,130,000        26.9
     Diluted weighted average shares                                      6,123,231             5,565,728        10.0
Cash earnings per share                                          $             0.86    $             0.74        16.2

Total expenses                                                   $       10,730,000    $        9,490,000        13.1
     Less: Restricted stock expense                                      (2,260,000)           (1,765,000)       28.0
     Less: Stock option expense                                                  --              (122,000)        N/A
                                                                 ------------------    ------------------    --------
Cash expenses                                                    $        8,470,000    $        7,603,000        11.4%
                                                                 ==================    ==================    ========


As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, but not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood's ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors to evaluate Westwood's underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus the non-cash expense associated with equity-based compensation awards of restricted stock and stock options. In calculating cash earnings for the six months ended June 30, 2006, we also eliminate the non-cash cumulative effect of change in accounting principle associated with our implementation of SFAS 123R. We define cash expenses as total expenses less non-cash equity-based compensation expense. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

SOURCE:  Westwood Holdings Group, Inc.
                                      # # #
(WHG-G)
CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle
(214) 756-6900